Tel-Save Announces Convertible Subordinated Notes

     NEW HOPE,  Pa., Sept. 4 /PRNewswire/  -- Tel Save Holdings,  Inc.  (Nasdaq:
TALK) announced a private placement not registered under the Securities Act of 1933, of up to $300 million of 4.5% Convertable Subordinated Notes maturing September 15, 2002 and conveertible into shares of Tel-Save's common stock at a rate of $24.62 representing a conversion premium of 30% over yesterday's closing bid price. The Notes are callable after September 15, 2000.

     Tel-Save said it intends to use the net proceeds from the offering of the Convertible Notes to prepay its existing $130 million secured loan entered into on August 25, 1997, and for general corporate purposes, including without limitation prepayment of other indebtedness of Shared Technologies Fairchild, Inc. if the Company's proposed merger with Shared Tech is consummated.

The  Convertible  Notes  have not been and  will  not be  registered  under  the
Securities Act of 1993 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of such Act.

SOURCE Tel-Save Holdings, Inc.

     09/04/97   CONTACT:    Daniel   Borislow   of   Tel-Save   Holdings,   Inc.
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(TALK)